Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

ZEVIA PBC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.001 per share	Rule 457(a) (2)	3,156,391 (3)	$2.53	$7,985,669.23	$110.20 per $1,000,000	$880.02

Total Offering Amounts					$7,985,669.23		$880.02

Total Fee Offsets							—

Net Fee Due							$880.02

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional shares of Class A common stock, par value $0.001 per share (the “Common Stock”), of Zevia PBC that may be issued pursuant to the Zevia PBC 2021 Equity Incentive Plan (the “Plan”) as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the New York Stock Exchange, on August 4, 2023.

(3)	Represents 3,156,391 additional shares of Common Stock reserved for issuance under the Plan.